Exhibit 4.55

Confidential

AMENDED AND RESTATED LOAN AGREEMENT

By and among

HAIYAN GONG

 XU LIU

And others

And

BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.

March 1, 2014

AMENDED AND RESTATED LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is entered into on March 1, 2014 in Beijing by and among the following parties:

1.                  Haiyan GONG, a citizen of China

2.                  Xu LIU, a citizen of China

3.                  Yongqiang QIAN, a citizen of China

4.                  Cheng LI, a citizen of China

5.                  Fuping YU, a citizen of China

6.                  Qingjun ZHU, a citizen of China

(Hereinafter individually referred to as a “Borrower”, and collectively as the “Borrowers”);

7.                  BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD., a wholly foreign owned enterprise established under the laws of the PRC, with the registered address at South of 04-00 & 01, 14F, No.35 Anding Road, Chaoyang District, Beijing (the “Lender”).

(For the purpose of this Agreement, the above parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”.)

WHEREAS:

1.              Beijing Shiji Xique Information Technology Co., Ltd. (“Shiji Xique”) is a limited liability company established under the laws of the PRC, with the registered address at Room 3034, No.3 Zhangzhen Industry Park Road, Shunyi District, Beijing, with registered capital of RMB1 million and Haiyan GONG, Xu LIU, Yongqiang QIAN, Cheng LI, Fuping YU and Qingjun ZHU as the existing shareholders on the share register of Shiji Xique;

2.              Haiyan GONG and Yu ZHANG, as the then shareholders of Shiji Xique, entered into the Loan Agreement (“Original Loan Agreement”) on February 17, 2011, pursuant to which the Lender provides Haiyan GONG and Yu ZHANG (collectively “Original Borrowers”) with loans of RMB700,000 and RMB300,000, respectively, to be used for the Original Borrowers to pay their contributions to the registered capital of Shiji Xique. On April 5, 2011, as a result of the changes in the shareholders of Shiji Xique and their shareholding percentages, the Borrowers, Yu ZHANG, the Lender and Miyuan (Shanghai) Information Technology Co., Ltd. (hereafter “Shanghai Miyuan”) entered into the Contract Transfer Agreement (“Contract Transfer Agreement”), pursuant to which the Original Borrowers transfer all their rights and obligations under the Original Loan Agreement to Yongqiang QIAN, Fuping YU, Qingjun ZHU, Xu LIU and Cheng LI, and the Lender consents to such transfer. On May 6, 2011, the Borrowers, the Lender, Shiji Xique and Shanghai Miyuan entered into the Contract Transfer Agreement (“Contract Transfer Agreement”), pursuant to which the Lender transfers all its rights and obligations under the Original Loan Agreement to Shanghai Miyuan, and the Borrowers and Shiji Xique consents to such transfer; and

3.              Now, subject to the consent of the Borrowers, the Lender, Shiji Xique and Shanghai Miyuan, Shanghai Miyuan transfers all its rights and obligations under the Original Loan Agreement back to the Lender, and agrees to make amendments and restatements to the Original Loan Agreement . Such amended and restated agreement, i.e. this Agreement, once executed, supersedes and replaces any and all prior agreements or other legal documents, including, but not limited to the Original Loan Agreement , entered into by and among the Original Borrowers, the Borrowers, the Lender and Shanghai Miyuan regarding the said loans.

NOW, THEREFORE, the Lender and the Borrowers hereby agree to amend and restate the Original Loan Agreement as follows:

ARTICLE I DEFINITIONS

1.1                               In this Agreement,

“Debt” means the outstanding amount under the Loan;

“Effective Date” means the execution date of this Agreement by the Parties;

“Loan” means the USD loan provided to the Borrowers by the Lender;

“PRC” or “China” means the People’s Republic of China, for purpose of this Agreement, excluding Hong Kong, Macau and Taiwan;

“Repayment Notice” has the meaning ascribed thereto in Article 3.1 hereof;

“Repayment Request” has the meaning ascribed thereto in Article 3.2 hereof;

“Such Rights” has the meaning ascribed thereto in Article 8.5 hereof.

1.2                               Relevant terms referred to in this Agreement have the following meanings:

“Article” shall be construed as the articles of this Agreement, unless otherwise provided in the context of this Agreement;

“Tax” shall be construed as any tax, fees, tariff or other charges of same nature (including but not limited to any penalty or interest in respect to the non-payment or delayed payment of such Tax);

“Borrowers” and “Lender” shall be construed to include the successor and assignees permitted by the Parties for their own benefits.

1.3                               Unless otherwise provided, references to this Agreement or any other agreements or documents in this Agreement shall include any amendments, changes, replacement or supplements to this Agreement or such other agreements or documents that have been made or may be made from time to time (as the case may be).

1.4                               The headings in this Agreement are for convenient reference only.

1.5                               Unless otherwise provided in the context, plural shall include single and vice versa.

ARTICLE II AMOUNT AND INTEREST OF THE LOAN

2.1                               The Parties hereby acknowledge that the principal of the Loan that the Lender will provide to the Borrowers shall be RMB one million (RMB1,000,000) in aggregate, of which:

the principal provided to Yongqiang QIAN shall be RMB four hundred and fifty-one thousand three hundred (RMB 451,300);

the principal provided to Haiyan GONG shall be RMB three hundred and seventy-seven thousand four hundred (RMB 377,400);

the principal provided to Fuping YU shall be RMB seventy-two thousand (RMB 72,000);

the principal provided to Qingjun ZHU shall be RMB thirty-nine thousand eight hundred (RMB 39,800);

the principal provided to Xu LIU shall be RMB twenty-nine thousand nine hundred (RMB 29,900);

the principal provided to Cheng LI shall be RMB twenty-nine thousand six hundred (RMB 29,600).

2.2                               The interest rate of the Loan hereunder shall be zero, i.e., the Loan hereunder shall be interest-free.

ARTICLE III REPAYMENT OF THE LOAN

3.1                               The Lender may, at any time and at its absolute sole discretion, request either or both of the Borrowers to repay part or all of the Debt by delivering to the Borrowers a repayment notice (the “Repayment Notice”) thirty (30) days in advance.  In the event that the Lender requests either of the Borrowers to repay the Debt according to the preceding sentence, the Lender shall have the right to purchase or designate a third party to purchase from such Borrower their respective equity interests in Shiji Xique at a purchase price equivalent to the Debt that the Lender requests the Borrower to repay; provided that the ratio of such purchased equity interests in the total equity interests held by such Borrower in Shiji Xique shall be equivalent to the ratio of the Debt requested to be repaid in the Loan principal that such Borrower borrows hereunder.

3.2                               Either Borrower may, at any time, request to repay part or all of the Debt by delivering to the Lender a repayment request (the “Repayment Request”) thirty (30) days in advance.  In such case, the Lender shall have the right to purchase or designate a third party to purchase from such Borrower their respective equity interests in Shiji Xique at a purchase price equivalent to the Debt that the Borrower intends to repay; provided that the ratio of such purchased equity interests in the total equity interests held by such Borrower in Shiji Xique shall be equivalent to the ratio of the Debt contemplated to be repaid in the Loan principal that such Borrower borrows hereunder.

3.3                               Upon the expiration of such thirty (30)-day period of the Repayment Notice or the Repayment Request, the Borrower that is requested or requests for repayment shall pay off the Debt in cash or otherwise as determined by the board of the Lender through resolutions in accordance with the Lender’s articles of association and applicable laws and regulations.

3.4                               When the Borrowers repay the Debt according to this Article II, the Parties shall complete the equity interests transfer simultaneously according to the above Article 3.1 or Article 3.2, to ensure that concurrently with the repayment of the Debt, the Lender or the third party designated by the Lender has legally and fully acquired the relevant equity interests in Shiji Xique in accordance with Article 3.1 or Article 3.2, free of any pledges or other encumbrances.

ARTICLE IV TAX

All Tax in relation to the Loan shall be borne by the Lender.

ARTICLE V CONFIDENTIALITY

5.1                                Whether this Agreement is terminated or not, the Borrowers shall be obliged to keep confidential the following information (collectively the “Confidential Information”): (i) the execution, performance of this Agreement and the content hereof; and (ii) trade secret, proprietary information and client information of the Lender that are known to or received by the Borrowers as a result of execution and performance of this Agreement.  The Borrowers shall use such Confidential Information only for the purpose of performing its obligations hereunder.  Without written permit from the Lender, any of the Borrowers shall not disclose the above Confidential Information to any third party, otherwise he/she shall assume default liabilities and indemnify any losses incurred by the Lender.

5.2                                Upon the termination of this Agreement, upon the Lender’s request, each of the Borrowers shall return, destroy or otherwise dispose of all of the documents, materials or software containing the Confidential Information, and cease using such Confidential Information.

5.3                                Notwithstanding any other provisions hereunder, this Article V shall survive the suspension or termination of this Agreement.

ARTICLE VI NOTICE

6.1                                All notices, requests, demands and other correspondences required by or in accordance with this Agreement shall be delivered to the relevant Party in writing.

6.2                                The above notices or other correspondences shall be deemed to be properly delivered upon sending when delivered through fax or telegraph, upon delivered in person when personally delivered, or at the fifth (5th) day of mailing if sent by mail.

ARTICLE VII DEFAULT LIABILITY

7.1                                Each of the Borrowers covenants that if any lawsuits, claims, allegations, costs, damages, requests, expenses, liabilities, losses and proceedings are suffered by or caused to the Lender due to the breach of any obligations hereunder by the Borrower, the Borrower shall indemnify and hold harmless of the Lender.

7.2                                Notwithstanding any other provisions hereunder, this Article shall survive the suspension or termination of this Agreement

ARTICLE VIII  MISCELLANEOUS

8.1                                This Agreement shall be signed in Chinese with seven (7) originals. Each original shall have equal legal force. Each Party shall retain one (1) original of this Agreement in each language.

8.2                                The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

8.3                                Any dispute arising out of or relating to this Agreement shall be settled by the disputing Parties through consultation. In case the disputing Parties fail to reach an agreement within thirty (30) days of the dispute, such dispute shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect.  The arbitration award shall be final and binding upon the disputing Parties.

8.4                                Any right, power and remedy granted to a Party under any provision of this Agreement shall not preclude any other right, power or remedy such Party is entitled to under any laws or regulations or any other provision of this Agreement.  The exercise of its right, power and remedy by a Party shall not preclude the exercise of any other right, power and remedy that such Party is entitled to.

8.5                                Any Party’s failure or delay in exercising any of its right, power and remedy (“Such Rights”) under this Agreement or laws shall not result in a waiver of Such Rights, nor shall any single or partial waiver of any Such Right preclude any exercise of Such Right in other manner or the exercise of any other Such Rights by such Party.

8.6                                The headings in this Agreement shall be for reference purpose only and shall not be used for or affect the construction of the Agreement in any event.

8.7                                Each provision of this Agreement shall be severable and independent of each of the other provision.  In the event that one or several provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected.

8.8                                Any amendment or supplement to this Agreement shall be made in writing, and shall take effect after duly executed by the Parties.

8.9                                Without prior written consent of the Lender, any of the Borrowers shall not transfer any of its rights and/or obligations hereunder to any third party.  The Lender shall be entitled to transfer any of its rights and/or obligations hereunder to any third party designated by it after notifying the other Parties.

8.10                         This Agreement shall be binding upon the legal successor of each Party.

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[Signature Page]

IN WITNESS WHEREOF, this Amended and Restated Loan Agreement has been duly executed by the Parties as of the date and at the place first above written.

Yongqiang QIAN

Signature:	/s/ Yongqiang Qian

Haiyan GONG

Signature:	/s/ Haiyan Gong

Fuping YU

Signature:	/s/ Fuping Yu

Qingjun ZHU

Signature:	/s/ Qingjun Zhu

Xu LIU

Signature:	/s/ Xu Liu

Cheng LI

Signature:	/s/ Cheng Li

BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.
(Company Seal) [Seal: Beijing Miyuan Information Technology Co., Ltd.]

Signature:
Name:
Title:

Amended and Restated Loan Agreement — Shiji Xique